EXHIBIT 99.2
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AT THE TRUST
Robert G. Higgins                      Investor Relations
Vice President, General Counsel        L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com


FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 21, 2001



         BANYAN STRATEGIC REALTY TRUST SIGNS CONTRACT TO SELL
                         6901 RIVERPORT DRIVE

OAK BROOK, ILLINOIS - FEBRUARY 21, 2002 - Banyan Strategic Realty Trust (Nasdaq: BSRTS) today announced that it has signed a contract to sell its Louisville, Kentucky property, known as 6901 Riverport Drive, for a gross purchase price of $6.05 million. The purchaser is an entity to be formed by Daniel Smith of Charlotte, North Carolina. Entities owned and/or controlled by Mr. Smith previously managed properties owned by the Trust in Florida, and jointly owned with the Trust the Woodcrest property in Tallahassee, Florida.

The Riverport property is a 322,000 square foot bulk warehouse facility located in the Riverport Industrial area of suburban Louisville. It is currently 55% leased by The Apparel Group, Ltd., whose lease expires in July of 2004. The remaining 146,000 square feet are unoccupied.

The purchase contract contains a 60-day inspection period during which the purchaser can conduct various tests and investigations of the property and the surrounding market. During the inspection period the purchaser may terminate the contract without penalty.

The contract is also subject to the ability of the purchaser to obtain, within sixty days, suitable financing (as determined in the purchaser's sole discretion) for the contemplated purchase. The purchaser has the right to attempt to assume the existing industrial revenue bond financing or to seek new financing. If the purchaser cannot obtain suitable financing within sixty days, the purchaser can terminate the contract without penalty. Closing must take place within sixty days of the end of the inspection period (i.e. on or prior to June 21, 2002).

If the sale to Mr. Smith is consummated, the Trust expects to utilize the proceeds to retire (or, in the event of an assumption, credit to the purchaser) the existing Riverport debt, ($3.4 million) and to pay real estate commissions, closing costs and prorations (approximately $0.5 million), thus realizing net proceeds of approximately $2.15 million, or approximately thirteen cents per share.

The Trust added that it intends to continue its policy of making liquidating distributions to its shareholders when, and as often as, conditions warrant, including as soon as practical after a closing.

In other news, the Trust announced that it has been notified by Nasdaq that because the Trust's shares of beneficial interest have traded below the minimum of $1.00 per share for the last thirty consecutive trading days, the Trust now faces delisting if the bid price of the Trust's shares of beneficial interest does not close at $1.00 or more per share for ten or more consecutive trading days between now and May 15, 2002. The Trust's shares would be delisted, subject to the Trust's right of appeal. The Trust is currently looking into alternatives in order to provide a market for the exchange of its shares.


                                -more-


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BANYAN STRATEGIC REALTY TRUST
Add 1


Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three (3) real estate properties located in Atlanta, Georgia; Huntsville, Alabama; and Louisville, Kentucky. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in the Trust's Form 10-Q for the quarter ended September 30, 2001, which was filed with the Securities and Exchange Commission on November 14, 2001. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.








          See Banyan's Website at http://www.banyanreit.com.

































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